Exhibit 99.1

Contact: Will Seippel
Chief Financial Officer
404-525-7272


             AIRGATE PCS, INC. ANNOUNCES FIRST QUARTER 2003 RESULTS

ATLANTA (February 18, 2003) - AirGate PCS, Inc. (NASDAQ/NM: PCSA), a PCS Affiliate of Sprint (NYSE: FON, PCS), today announced financial and operating results for its first quarter of fiscal 2003.

Total consolidated revenues for the first fiscal quarter ended December 31, 2002 were $133.1 million compared with $81.7 million for the prior-year period. The first fiscal quarter 2001 results include only one month of operations of iPCS, Inc., which was acquired by the Company on November 30, 2001. The Company reported a net loss of $47.7 million, or $1.85 per share, for the three months ended December 31, 2002, compared with a net loss of $29.6 million, or $1.68 per share, in the first quarter of fiscal 2002.

Consolidated EBITDA, defined as earnings before interest, taxes, depreciation and amortization, was a loss of $3.5 million for the first quarter of fiscal 2003. On a stand-alone basis, AirGate PCS achieved positive EBITDA of $2.5 million.

"We are pleased with the progress we made during the first fiscal quarter of 2003," said Thomas M. Dougherty, president and chief executive officer of AirGate PCS. "Notably, we achieved positive EBITDA in our stand-alone AirGate PCS operations, or the Southeast region, during the Christmas quarter. We believe this is a significant accomplishment during what has continued to be a very challenging business environment for the wireless industry. These results have only begun to reflect our recent initiatives to reduce our costs, and to more effectively align our marketing efforts with the current demands of the marketplace.

"A strategic focus for fiscal 2003 continues to be on improving the quality of our subscriber base," Dougherty continued. "We believe our `smart-growth' strategy has allowed us to reach our key objectives of having a greater number of higher value prime credit quality customers while increasing our operating cash flow. Approximately two-thirds of our subscriber base is in the prime category, with a similar percentage of our gross additions falling into the prime classification during the quarter. We will continue to focus on improving the overall credit quality of our customer base. While it is difficult to provide guidance in this environment of slower subscriber growth, we are paying close attention to our customer acquisition costs and identifying ways to achieve higher productivity from our subscriber base and improve our cash flow."

"With respect to the second fiscal quarter, we expect to meet all covenant tests for stand-alone AirGate PCS. Based on the current amount drawn under our bank credit facility, AirGate PCS will need to generate approximately $10.4 million in EBITDA, as defined by the AirGate PCS credit facility, for the six months ending March 31, 2003 in order to be in compliance with the senior debt to EBITDA covenant. While we believe it will be a challenge to meet these obligations, we have a proven track record of meeting these covenants in our stand-alone AirGate PCS operations. Our management team is focused on improving our operations in order to achieve this important objective," Dougherty added.

Additional financial and operating highlights for the first quarter of fiscal 2003 include the following:


                              Quarter Ended December 31, 2002                             Quarter Ended December 31, 2001
                        ---------------------------------------------              -----------------------------------------------

                        -------------- -------------- ---------------              --------------- --------------- ---------------
                           AirGate         iPCS          Combined                     AirGate           iPCS       Combined
                        -------------- -------------- ---------------              --------------- --------------- ---------------

Ending Subscribers           352,809        236,628        589,437                   289,844         163,514         453,358
Gross Additions               55,621         45,299        100,920                    83,012          17,681         100,693
Net Additions                 13,670         20,934         34,604                    54,820          13,892          68,712
Churn*                          3.8%           3.2%           3.5%                       3.2%            2.0%            2.2%
ARPU                             $58            $53            $56                       $60             $55             $59
CCPU                             $54            $59            $56                       $64             $77             $66
CPGA                            $369           $346           $359                      $345            $365            $349
EBITDA                    $2,536,000    ($6,055,000)   ($3,519,000)             ($14,868,000)    ($6,051,000)   ($20,919,000)
Capital Expenditures      $5,626,000     $8,424,000    $14,050,000                $3,246,000      $3,880,000      $7,126,000

* Churn is net of 30-day returns and a subscriber reserve adjustment.

AirGate PCS will hold a conference call to discuss this press release tomorrow, Wednesday, February 19, 2003, at 10:00 a.m. ET. A live broadcast of the conference call will be available on-line at www.airgatepcsa.com or www.companyboardroom.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call through the close of business on March 1, 2003.

About AirGate PCS and iPCS

AirGate PCS, Inc., excluding its unrestricted subsidiary iPCS, is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.1 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; and Augusta and Savannah, Georgia.

iPCS, Inc., a wholly owned unrestricted subsidiary of AirGate PCS, Inc., is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 37 markets in Illinois, Michigan, Iowa and eastern Nebraska. The territories include over 7.4 million residents in key markets such as Grand Rapids, Michigan; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa.

AirGate and iPCS are separate corporate entities that have discrete and independent financing sources, debt obligations and sources of revenue. As an unrestricted subsidiary, iPCS's lenders, noteholders and creditors do not have a lien or encumbrance on assets of AirGate. Further, AirGate generally cannot provide capital or other financial support to iPCS.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide PCS wireless network in the United States, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 72,000 employees worldwide and nearly $27 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the-art network technologies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about AirGate, iPCS, the wireless industry, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Factors that could cause actual results to differ include: the liquidity and potential restructuring of iPCS, including the potential loss of all value in the iPCS common stock held by AirGate; the unsettled nature of the wireless market; the potential need for additional sources of liquidity; the current economic slowdown; the potential to continue to experience a high rate of customer turnover; our ability to predict future customer growth, as well as other key operating metrics; the competitiveness and impact of Sprint wireless pricing plans, products and services; the ability to successfully launch and leverage 3G products and services; customer credit quality; our ability to retain customers; the ability of Sprint to provide back office, customer care and other services; the prices charged by Sprint for its services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; rates of penetration in the wireless industry; impacts of spending cuts on network quality, customer retention and customer growth; anticipated future losses; the significant level of indebtedness of each of AirGate and iPCS; adequacy of bad debt and other reserves; and the volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "risk factors" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2002 and Form 10-Q for the quarter ended December 31, 2002, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Definitions of Terms Used:

The following are terms used in the press release. None are measures of financial performance under generally accepted accounting principles in the United States. These terms as used by the Company may not be comparable to the use of these terms by other companies.

EBITDA: EBITDA (earnings before interest, taxes, depreciation and amortization) is a financial measure used in the financial community.

ARPU (average revenue per user): Summarizes the average monthly service revenue per customer, excluding roaming revenue. ARPU is computed by dividing service revenue by the average subscribers for the period, net of an adjustment for those customers not reasonably expected to pay.

Churn: Churn is the monthly rate of customer turnover expressed as a percentage of the customer base that discontinued service during the month. Churn is computed by dividing the number of customers that discontinued the service during the month by the average subscribers for the period, net of an adjustment for 30 day returns and those customers not reasonably expected to pay.

Net Additions: Net additions refer to the increase in total subscribers between periods, net of an adjustment for those customers not reasonably expected to pay.

Ending Subscribers: Ending subscribers exclude an estimate of new subscribers added during the period who are not reasonably expected to pay.

                                     -END-